[Letterhead of Proby & Associates, Inc.]

March 15, 2004                                   LETTER OF AGREEMENT

Bernard Gutman
Chairman of the Board
Pricester.com
Hallandale, Florida

Dear Bernie

Thank you for selecting Proby Associates, Inc. to provide public
relations services for Pricester.com.   This Letter of Agreement, when
co-signed by you, names Proby & Associates, Inc. as public relations counsel for Pricester.com.

Under the direction and supervision of Pricester.com., Proby &
Associates, Inc. will provide publicity and media relations services as specified on the attached PR Strategy.

For these services, Proby & Associates will charge Pricester.com on a split month basis, i.e., the 15th of each month, commencing on this
date.   Proby & Associates agrees to accept half of these totals in cash and half in the form of Pricester.com stock at 40 cents per share.

The schedule of incoives is as follows:

March 15   $3,750 in cash and $3,750 in stock       Total, $7,500
April 15   $3,750 in cash and $3,750 in stock       Total, $7,500
May 15     $2,500 in cash and $2,500 in stock       Total, $5,000
June 15    $2,500 in cash and $2,500 in stock       Total, $5,000
July 15    $2,500 in cash and $2,500 in stock       Total, $5,000
August 15  $2,500 in cash and $2,500 in stock       Total, $5,000

Invoices will be submitted the 15th day of each month. Agency out-of-pocket expenses will be tacked on to each invoice. Total budgeted for agency out-of-pocket expenses for the six split-month period is $1,000.

Letter of Agreement, Page 2

It is understood that Proby & Associates, Inc. cannot undertake to verify information supplied by Pricester.com or factual matters in material prepared by the agency and approved by Pricester.com. Therefore, Pricester.com agrees to indemnify Proby & Associates, inc. and to hold the agency harmless from and against all losses, claims, damages, expenses or liabilities, including reasonable attorney's fees, which the agency may incur based on the information, representations, reports or data that Pricester.com furnishes, to the extent that such material is furnished, prepared, approved and or used by Proby & Associates, Inc.

Proby & Associates, inc. agrees that no information used in news releases, features, facts sheets, media kits or other written material provided to the agency by Pricester.com will be released to print and broadcast media without the written approval of Pricester.com.

Pricester.com's obligations to indemnify Proby & Associates, Inc. will survive termination of this agreement.

This agreement becomes effective on this date and will continue as such unless altered by either party upon sixty days written notice to the other.

Acknowledged and Agreed By,


/s/Bernard Gutman
----------------------------
Bernard Gutman
Chairman of the Board
Pricester.com

/s/Bay Proby
---------------------------
Bay Proby
President & CEO
Proby & Associates, Inc.


Pricester.com PR Strategy

Proby & Associates will provide the following services for the six split-month period (March 15-September 15, 2004):

1.   MARCH 15-30 - E-Kit Development.
Initially, Proby & Associates, Inc. will create an e-kit (electronic media kit) for distribution to target newspapers and magazines in the
U.S.   The e-kit will include the following:

a.   Lead story.   This will be approximately 1,000 words in length and
generally cover all aspects of Pricester.com

b.   Bios of Bernie Gutman and Joe Puentes.   Approximately 500-750 in
length, these pieces would cover business careers and each individual's association with Pricester.com

c.   Fact sheet.  This is a 500-word "quick read" about Pricester.com

d.   Pricester.com logotype.   In some instances, the reporter/editor
will want to run the logotype with the articles

e.   JPEG of Bernie Gutman and Joe Puentes mug shots.   As is the case
with the Pricester.com logotype, the editor/reporter will more than likely be asking for these to accompany the story.

2. APRIL 1 - SEPT. 15 STORY PLACEMENT PERIOD
Following e-kit development, Proby & Associates, Inc. will commence contacting target publications in the U.S., concentrating the firm's effectors primarily with small business and Internet beat reporters at major daily newspapers and business magazines, as well as weekly
business newspapers and industry-specific publications.   We will
commenced the media relations component in State of Florida dailies, business weeklies and magazines to include Miami Herald, Ft. Lauderdale Sun-Sentinel, Palm Beach Post, South Florida Business Journal, Florida Times-Union (Jacksonville), Jacksonville Business Journal, Orlando Sentinel, Orlando Business Journal, Tampa Tribune, St. Petersburg Times, Tallahassee Democrat, Sarasota Herald Tribune, Tampa Bay Business Journal and Florida Trend

Pricester.com PR Strategy, Page 2

We will replicate this effort in other key states over the six split month period, targeting small business and internet beat reporters at dailies and business weeklies and wire services in California, New York, Illinois, Texas, Pennsylvania, Washington D.C., Michigan, Ohio, Massachusetts, Etc.

Also, we will contact these beat reporters at the Wall Street Journal, USA Today, The New York Times and wire services such as Associates Press, United Press International and Reuters News Service.

Industry specific publications by category, will include: retail, small business, car dealers, cleaners, jewelers, veterinarians, florists, physicians, and others listed under the services category in the
Pricester.com web site.   A listing of these publications would be
complied during the initial ramp-up period.

3.  TRACKING ONGOING
We will track results by following up with the editors/reports
responsible for placing the story.   Stories will be retrieved as they
are placed either in the form of a news clipping or off the publication
web site.   All results will e sent to Pricester.com for filing.